Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 5, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Goldspan Resources, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Goldspan Resources, Inc. of our report dated November 5, 2009, relating to the financial statements of Goldspan Resources, Inc., a Nevada Corporation, as of and for the years ending July 31, 2009 and 2008 and for the period from March 2, 2007 (inception) to July 31, 2009.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC